UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2014

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2014, the Compensation Committee of the Board of Directors (the “Board”) of YRC Worldwide Inc. (“YRCW,” and together with its subsidiaries, the “Company”) approved, and YRCW granted, one-time restricted stock awards in recognition of certain executives’ efforts in connection with the refinancing transactions the Company completed in early 2014, including a series of private placements of: a) equity securities for an aggregate purchase price of $250.0 million in cash and b) equity securities exchanged or converted for outstanding 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) in an aggregate principal amount of approximately $50.6 million, plus, in the case of exchanged Series B Notes, accrued and unpaid interest thereon; entry into the Second Amended and Restated Contribution Deferral Agreement, which included the extension of the maturity of deferred pension payments and deferred interest under the previously effective Amended and Restated Contribution Deferral Agreement from March 31, 2015 to December 31, 2019; and entry into a new $450 million asset-based loan (“ABL”) facility and a new $700 million term loan facility, the proceeds of which were used to repay the previously-existing ABL facility and term loan facility. Mr. Welch received 33,333 shares, Mr. Pierson received 33,333 shares and Ms. Friel received 10,000 shares as one-time awards. In each case, the awards vest 50% immediately and 50% one year from the date of grant.

Effective February 27, 2014, Darren D. Hawkins, age 44, was appointed President of YRC Freight. He will report directly to James L. Welch, Chief Executive Officer of YRCW, who served as President of YRC Freight from September 2013 until February 27, 2014. Mr. Hawkins has more than 24 years of experience in the national LTL industry, including over 20 years with the Company. Mr. Hawkins has served in various positions with the Company, most recently as Senior Vice President of Sales and Marketing for YRC Freight. Prior to holding this position, Mr. Hawkins served as Director of Operations (December 2011-January 2013) and Director of Sales (January 2009-December 2011) for Con-Way Freight, a subsidiary of Con-Way, Inc.

On March 2, 2014, YRCW received a copy of the resignation letter from Harry J. Wilson to the International Brotherhood of Teamsters (“IBT”) indicating his intention to resign from the Board effective immediately. Mr. Wilson has served since July 2011 as a Series A Director appointed to the Board by the IBT. Mr. Wilson has advised YRCW that his decision to resign was based solely on his conclusion that, with the recent refinancing complete and the Company on more stable financial footing, his role on the board is complete and that he believed it was time for the IBT to transition his seat to an appointee with industry and/or labor expertise who can assist the Company in its next phase of growth. He further indicated he has no disagreements with the Board or management on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher Vice President and Controller

Date: March 3, 2014